Exhibit 10.15

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered as of                  , 2015 (the “Effective Date”) by and between Parakou Tankers, Inc., a Marshall Islands corporation (the “Company”), and Yang Jian Guo (the “Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Certain Definitions. Certain words or phrases used herein with initial capital letters shall have the meanings set forth in Section 12 hereof.

2. The Company. The Company, directly and/or through subsidiaries, is engaged in the industrial seaborne shipping business through owning and operating a fleet of medium range product tankers that transport refined petroleum products, vegetable oils, palm oils, easy chemicals and biofuels globally (the “Company’s Business”).

3. Employment. The Company hereby employs the Executive to carry out for the Company and for any of the Company’s affiliates or subsidiaries (the “Affiliates”), as directed by the Board of Directors of the Company (the “Board”), the duties of the Chief Operating Officer of the Company (the “COO”), and the Executive hereby agrees to such employment as of the Effective Date, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 below (the “Term”). Notwithstanding anything in this Agreement to the contrary, the Executive will be an at-will employee of the Company and the Executive or the Company may terminate the Executive’s employment with the Company for any reason or no reason at any time.

4. Duration.

(a) Except as hereinafter provided, the Term shall continue until, and shall end upon, the second anniversary of the Effective Date.

(b) On the second anniversary of the Effective Date and on each anniversary thereafter, unless the Term shall have ended pursuant to Section 4(c) below or the Company shall have given the Executive at least ninety (90) days written notice that the Term will not be extended, the Term shall be extended for an additional year.

(c) Notwithstanding (a) or (b) above, the Term shall end early upon the first to occur of any of the following events:

(i) the Executive’s death;

(ii) the Company’s termination of the Executive’s employment due to Permanent Disability;

(iii) a Termination For Cause;

(iv) a Termination Without Cause;

(v) a Termination For Good Reason; or

(vi) a Voluntary Termination.

5. Duties. During the Term, the Executive shall exercise such duties, responsibilities and authority normally incident to the office of the COO, using all his experience, resources and due diligence. The Executive represents that he is fully qualified, without the benefit of any further training or experience, to perform the duties customarily incident to such services. During the Term, the Executive shall report to the Board about the affairs of the Company and the Affiliates with which he deals, in such manner and at such times as may from time to time be requested by the Board. The Executive’s duties, responsibilities and authority hereunder shall always be subject to the policies and directives of the Board as communicated from time to time to the Executive.

This is a managerial position, and the Executive is expected to provide services worldwide commensurate with the high level of service provided by the Company and the importance of the Executive’s position and to devote his best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business affairs of the Company and the Affiliates during the Term. During the Term, the Executive shall perform the Executive’s duties and responsibilities to the best of the Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner. The Executive may sit on the boards of directors of other companies or entities with the approval of the CEO, provided that any such other company or entity does not compete with the Company, and an unlimited number of charitable organizations.

During the Term, it is the role of the Executive to inform the Board, and to carry out the Board’s instructions, regarding all matters falling within the Executive’s responsibilities. In order to properly carry out this job, during the Term, the Executive will have the authority to direct the actions of other employees and such employees will report directly to the Executive.

Subject to the above, the precise duties, responsibilities and authority of the Executive may be expanded, limited or modified, from time to time, at the discretion of the Board.

6. Titles – Right of Signing. The granting by the Company or the Affiliates to the Executive of any title or right or authority to represent the Company or the Affiliates is made only and exclusively for serving of the business needs of the Company or the Affiliates during the Term.

7. Base Salary of the Executive. During the Term, the Executive’s base salary shall be at a rate of Three Hundred and Fifty Thousand U.S. Dollars ($350,000) per year (the “Base Salary”), less applicable deductions and withholding taxes, which will be paid to the Executive in installments based on the Company’s practices as may be in effect from time to time, the Executive undertaking to pay corresponding taxes, if any. The Base Salary will be subject to increase by the Board or by an appropriate committee of the Board from time to time.

8. Additional Compensation and Fringe Benefits.

(a) Annual Bonus. During the Term, the Executive may be eligible for an annual bonus as determined by the Board in its sole discretion. Any bonus earned pursuant to this Section 8(a) shall be paid to the Executive in the calendar year following the calendar year in which such bonus was earned.

(b) Standard Benefits. The Executive shall be entitled during the Term to participate, on the same basis as other employees of the Company, in the Company’s Standard Benefits Package. The Company’s “Standard Benefits Package” means those benefits (including insurance, vacation and other benefits, but excluding, except as hereinafter provided in Section 11(b), any severance pay program or policy of the Company) for which substantially all of the employees of the Company are from time to time generally eligible, as determined from time to time by the Board.

(c) D&O Insurance. With respect to the Executive’s acts or failures to act during the Term in the Executive’s capacity as a director, officer, employee or agent of the Company, the Company shall cover the Executive with appropriate liability insurance in accordance with the Company’s insurance plan for directors and officers and on the same basis as other directors and officers of the Company.

9. Expenses. The Company shall reimburse the Executive for all reasonable out-of pocket expenses incurred in the performance of his duties under this Agreement in accordance with the Company’s expense reimbursement guidelines, as they may be amended from time to time.

10. Reimbursements. If any reimbursements or in-kind benefits provided by the Company pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such reimbursements or in-kind benefits shall be subject to the following rules: (a) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to the Executive’s lifetime and the lifetime of the Executive’s eligible dependents; (b) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (c) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (d) the Executive’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

11. Post-Employment Payments.

(a) At the end of the Executive’s employment for any reason, the Executive shall cease to have any rights to salary, equity awards, expense reimbursements or other benefits, except that the Executive shall be entitled to (i) any Base Salary that has accrued but is unpaid, any reimbursable expenses that have been incurred but are unpaid, and any unexpired vacation days that have accrued under the Company’s vacation policy but are unused, as of the end of the Term, (ii) any equity compensation rights or other plan benefits that by their terms extend beyond termination of the Executive’s employment (but only to the extent provided in any equity compensation award agreement entered into by the Executive and the Company or in any other benefit plan in which the Executive has participated as an employee of the Company and excluding, except as hereinafter provided in Section 11(b), any severance pay program or policy of the Company); and (iii) any benefits to which the Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended. In addition, the Executive shall be entitled to the additional amounts described in Section 11(b), in the circumstances described in such section.

(b) If the Term ends early pursuant to Section 4 on account of a:

(i) Termination for Cause or a Voluntary Termination, the Company shall have no further obligations to pay the Executive except as set forth in Section 11(a), provided that the non-compete provisions of Section 14(b)(ii) shall not apply with respect to a Termination for Cause; or

(ii) Termination Without Cause or a Termination For Good Reason, the Company shall pay the Executive, subject to Section 11(d), the following amounts, as applicable: (A) if such Termination Without Cause or Termination For Good Reason occurs prior to or more than six months after a Change in Control, the Company shall continue to pay the Executive his Base Salary at the time of such Termination Without Cause or Termination For Good Reason for a period of twenty-four (24) months following such termination in accordance with the Company’s normal payroll practices; or (B) if such Termination Without Cause or Termination For Good Reason occurs during the six month period immediately following a Change in Control, the Company shall pay the Executive a lump sum payment in an amount equal to 200% of the sum of (I) the Executive’s Base Salary at the time of such Termination Without Cause or Termination For Good Reason or at the time of such Change in Control, whichever is greater, plus (II) the Executive’s target annual bonus amount at the time of such Termination Without Cause or Termination For Good Reason or at the time of such Change in Control, whichever is greater, with such amount described in this clause (B) to be paid on the 61st day following such Termination Without Cause or Termination For Good Reason.

It is expressly understood that the Company’s payment obligations under this Section 11(b) shall cease in the event the Executive breaches any of the agreements in Sections 14 or 15 hereof.

Each payment under this Section 11(b) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. Any payment under Section 11(b)(i) or clause (A) of Section 11(b)(ii) that is not made during the period following the Executive’s termination of employment because the Executive has not executed the release described in Section 11(d) shall be paid to the Executive in a single lump sum on the first payroll date following the last day of any applicable revocation period after the Executive executes the release; provided that the Executive executes and does not revoke the release in accordance with the requirements of Section 11(d).

(c) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment.

(d) Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under Section 11(b) hereof unless (i) prior to the 60th day following the Executive’s termination of employment, the Executive executes a release of all current or future claims, known or unknown, arising on or before the date of the release against the Company and its Affiliates and the directors, officers, employees and affiliates of any of them, in a form approved by the Company Board or its Compensation Committee and (ii) any applicable revocation period has expired during such 60-day period without the Executive revoking such release.

12. Definitions.

(a) A “Change in Control” will be deemed to have occurred upon the occurrence of any of the following events:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), other than any Person that includes Por Liu or his affiliates, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the then Voting Power; provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company; or (D) any acquisition by any Person pursuant to a transaction that complies with clauses (A), (B) and (C) of Section 12(a)(iii) below;

(ii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the members of the Board then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee to become a member of the Board, without objection to such nomination) shall be considered as though such individual was a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Voting Power immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership immediately prior to such Business Combination of the Voting Shares, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the action of the Board providing for such Business Combination; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not occur for purposes of this Agreement unless such Change in Control also constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code and the regulations thereunder.

(b) “Customers” means all entities (i) that the Company provided services for or sold products to or was engaged in the active solicitation of for business during the prior two years of Executive’s employment (or the last two years prior to Executive’s termination) and (ii) that Executive (a) solicited or had any contact with (b) had any responsibility for (either direct or supervisory), or (c) gained substantive knowledge of during that two year time period.

(c) “Permanent Disability” means that the Executive, because of accident, disability, or physical or mental illness, is incapable of performing the Executive’s duties to the Company or any subsidiary for (i) a continuous period of 90 days and remains so incapable at the end of such 90 day period or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 180 days as determined by the Board.

(d) “Termination For Cause” means the termination by the Company or any subsidiary of the Executive’s employment with the Company or any subsidiary as a result of (i) the Executive’s insubordination or unreasonable refusal by the Executive to perform his duties, as fixed from time to time by the Board; (ii) the Executive’s violation of Section 14 or Section 15 of this Agreement; (iii) engagement by the Executive in unacceptable activities which consist of the following: (A) willful or deliberate failure to perform the Executive’s duties, (B) material breach of the terms of this Agreement or any other agreement with the Company or any Affiliate that is material, (C) dishonesty, willful misconduct or fraud in connection with the performance of the Executive’s duties, or in any way related to the business of the Company or the Affiliates,

(D) commission by the Executive of a felony or any crime involving moral turpitude, (E) the Executive engaging in conduct materially injurious to the business, reputation or goodwill of the Company or the Affiliates, (F) gross negligence or gross misconduct by the Executive with respect to the Company, any subsidiary of the Company or any Affiliate, (G) the Executive’s abandonment of the Executive’s employment with the Company or any subsidiary, or (H) the Executive’s breach of a material employment policy of the Company.

(e) “Termination For Good Reason” means the Executive’s termination of the Executive’s employment due to the occurrence of any of the following conditions that occurs without the Executive’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material reduction of the Executive’s base salary or bonus opportunity, each as in effect on the Effective Date or as the same may be increased from time to time, (ii) the relocation of the Executive’s principal place of employment to a location that increases the Executive’s one-way commute by more than twenty-five (25) miles or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations, (iii) a material diminution of the Executive’s duties, authority, responsibilities or reporting relationship, provided, however, that neither the expiration or nonrenewal of this Agreement under Section 11(a), nor any change to Executive’s compensation, duties, authority, or responsibilities on or following the expiration or nonrenewal of this Agreement under Section 11(a), will constitute a “Good Reason” for Executive to terminate his employment. Notwithstanding the foregoing, no termination of employment by the Executive shall constitute a “Termination For Good Reason” unless the Executive provides written notice to the Company of the existence of the Good Reason condition within sixty (60) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition. If the Good Reason condition is not remedied within such thirty (30) day period, the Executive may resign based on the Good Reason condition specified in the notice effective no later than five (5) days following the expiration of the Company’s thirty (30) day cure period.

(f) “Termination Without Cause” means the termination by the Company or any subsidiary of the Executive’s employment with the Company or any subsidiary for any reason other than a termination for Permanent Disability or a Termination For Cause, provided, however, that any termination of Executive’s employment on or following the expiration or nonrenewal of this Agreement under Section 11(a) will not be considered a “Termination Without Cause.”

(g) “Voluntary Termination” means the Executive’s termination of the Executive’s employment with the Company or any subsidiary for any reason, other than a Termination For Good Reason.

(h) “Voting Power” means at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of members of the Board.

13. Representations by the Executive. The Executive represents and warrants the following:

(a) The Executive shall not disclose to the Company or induce the Company to use any secret or confidential information belonging to the Executive’s former employers. Except as indicated, the Executive warrants that the Executive is not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit the Executive’s right to work for the Company and/or to disclose to the Company any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment with the Company. The Executive agrees to provide the Company with a copy of any and all agreements with a third party that preclude or limit the Executive’s right to make disclosures or to engage in any other activities contemplated by the Executive’s employment with the Company.

(b) The Executive is not the subject of any investigation by any former employer and is not a party in any litigation or arbitration proceeding related in any way to his current or prior employment.

14. Competitive Activity; Non-Solicitation; Confidentiality.

(a) Acknowledgements and Agreements. The Executive hereby acknowledges and agrees that in the performance of the Executive’s duties to the Company during the Term, the Executive will be brought into frequent contact with existing and potential customers of the Company throughout the world. The Executive also agrees that trade secrets and confidential information of the Company, more fully described in Section 14(e)(i), gained by the Executive during the Executive’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. The Executive further understands and agrees that the foregoing makes it necessary for the protection of the Company’s Business that the Executive not compete with the Company during his employment with the Company and not compete with the Company for a reasonable period thereafter, as further provided in the following subsections.

(b) Covenants.

(i) Covenants During Employment. While employed by the Company, the Executive will not compete with the Company anywhere in the world. In accordance with this restriction, but without limiting its terms, while employed by the Company, the Executive will not:

a.	own, operate, control, finance, or participate in the ownership, operation, control, or financing of any business or enterprise engaged (directly or indirectly) in the Company’s Business;

b.	be connected as a proprietor, partner, stockholder, officer, director, principal, agent, representative, joint venturer, investor, lender, consultant or otherwise with, or use or permit Executive’s name to be used in connection with any business or enterprise engaged directly or indirectly in the Company’s Business;

c.	enter into or engage in any business which competes with the Company’s Business;

d.	provide products or services the same as, similar to, or otherwise competitive with those he provided while employed by the Company, on behalf of or to any business or enterprise engaged directly or indirectly in the Company’s Business;

e.	solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s Business;

f.	provide products or services to any Customer that compete with the products and services then offered by the Company;

g.	divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

h.	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business.

(ii) Covenants Following Termination. If the Executive is eligible for payments and benefits following his employment under Section 11(b)(ii) (regardless of whether Executive executes the release described in Section 11(d), for a period of two (2) years following the termination of the Executive’s employment (for any reason), the Executive will not:

a.	own, operate, control, finance, or participate in the ownership, operation, control, or financing of any business or enterprise engaged (directly or indirectly) in the Company’s Business;

b.	be connected with, or use or permit Executive’s name to be used in connection with, any business or enterprise engaged (directly or indirectly) in the Company’s Business;

c.	enter into or engage in any business which competes (directly or indirectly) with the Company’s Business;

d.	provide products or services the same as, similar to, or otherwise competitive with those Executive provided while employed by the Company, on behalf of or to any business or enterprise engaged (directly or indirectly) in the Company’s Business;

e.	solicit Customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with (directly or indirectly) the Company’s Business;

f.	provide products or services to any Customer where such products or services compete (directly or indirectly) with the products and services then offered by the Company;

g.	divert, entice or otherwise take away any Customers, business, patronage or orders of the Company, or attempt to do so; or

h.	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes (directly or indirectly) with the Company’s Business.

Nothing in this clause shall prohibit the Executive from being a passive owner of not more than two percent (2%) of any class of securities of a publicly traded entity (or any amount of any class of securities of the Company), provided that the Executive does not engage in any of the activity prohibited by this clause.

For the avoidance of doubt, if the Executive’s Term ends early pursuant to Section 4 on account of a Termination for Cause, then this Section 14(b)(ii) shall not apply.

(iii) Indirect Competition. For the purposes of Sections 14(b)(i) and (ii) inclusive, but without limitation thereof, the Executive will be in violation thereof if the Executive engages in any or all of the activities set forth therein directly as an individual on the Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder or other equity holder of any corporation or other entity in which the Executive or the Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.

(iv) Agreement that Restrictions Reasonable. The restrictions contained in this Covenants provision are necessary for the protection of the Company’s business, its trade secrets and confidential information, its goodwill, and its relationships with its Customers and are considered by the Executive to be reasonable for such purposes. In light of relevant public policy aspects of post-employment restrictive covenants, Executive agrees that every effort has been made to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company’s legitimate interests. The Executive acknowledges that, based upon his education, experience, and training, these Covenant provisions will not prevent him from earning a livelihood and supporting himself and his family during the relevant time period. Executive further acknowledges that, because of the nature of the Company’s business, a worldwide geographic scope for the covenants is necessary to adequately protect the Company’s legitimate business interests.

(v) Court Reformation. If any restriction set forth in this Covenants provision is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or geographic area, the court will then interpret and modify that otherwise unenforceable restriction to extend over the maximum period of time, range of activities, or geographic area as to which it may be enforceable.

(vi) If it shall be judicially determined that the Executive has violated this Section 14(b), then the period applicable to each obligation that the Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

(c) The Company. For purposes of this Section 14, the Company shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which the Executive worked or had responsibility at the time of termination of his employment and at any time during the two (2) year period prior to such termination.

(d) Non-Solicitation. The Executive will not directly or indirectly at any time during the period of the Executive’s employment or thereafter, attempt to disrupt, damage, impair or interfere with the Company’s Business by raiding any of the Company’s employees or soliciting any of them to resign from their employment by the Company, or by disrupting the relationship between the Company and any of its consultants, agents or representatives. The Executive acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

(e) Further Covenants.

(i) Confidentiality. The Executive will keep in strict confidence, and will not, directly or indirectly, at any time, during or after the Executive’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing the Executive’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how the Executive may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. The Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of the Executive and whether compiled by the Company, and/or the Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by the Executive during the Executive’s employment with the Company (except in the course of performing the Executive’s duties and obligations to the Company) or after the termination of the Executive’s employment shall constitute a misappropriation of the Company’s trade secrets.

(ii) Return of Property. The Executive agrees that upon termination of the Executive’s employment with the Company, for any reason, the Executive shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 14(e)(i) of this Agreement. In the event that such items are not so returned, the Company will have the right to charge the Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(f) Discoveries and Inventions; Work Made for Hire.

(i) Discoveries and Inventions. The Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by the Executive for the Company, the Executive will assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. The Executive has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that the Executive conceives and/or develops entirely on the Executive’s own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either: (x) relates to the business of the Company, or (y) relates to the Company’s actual or demonstrably anticipated research or development, or (z) results from any work performed by the Executive for the Company. The Executive agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by the Executive, either solely or jointly with others, within one (1) year following termination of the Executive’s employment under this Agreement or any successor agreements shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

(ii) Disclosure of Discoveries and Inventions. In order to determine the rights of the Executive and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, the Executive agrees that during the Executive’s employment, and for one (1) year after termination of the Executive’s employment under this Agreement or any successor agreements the Executive will disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by the Executive solely or jointly with others. The Company agrees to keep any such disclosures confidential. The Executive also agrees to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Company. The Executive agrees that at the request of and without charge to the Company, but at the Company’s expense, the Executive will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that the Executive will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten business days, to secure the Executive’s signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive irrevocably designates and appoints the Corporate Secretary of the Company as the Executive’s attorney-in-fact to act on the Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(iii) Work Made for Hire. The Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by the Executive during the Executive’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) Parakou Tankers, Inc., All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

(g) Communication of Contents of Agreement. While employed by the Company and for one (1) year thereafter, the Executive will communicate the contents of this Section 14 to any person, firm, association, partnership, corporation or other entity that the Executive intends to be employed by, associated with, or represent.

(h) Relief. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive’s obligations under this Agreement would be inadequate as such breach would cause the Company substantial and irrevocable damage. The Executive therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company will be entitled to injunctive relief. The Executive agrees that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in Sections 14(b), 14(d), 14(e), 14(f) and 14(g) inclusive, of this Agreement, without the necessity of proof of actual damage.

(i) Reasonableness. The Executive acknowledges that the Executive’s obligations under this Section 14 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if the Executive were to violate such obligations. The Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Agreement and by other consideration, which the Executive acknowledges constitutes good, valuable and sufficient consideration.

(j) Survival. Subject to any limits on applicability contained herein, this Section 14 shall survive and continue in full force in accordance with its terms notwithstanding any termination of the Term.

15. Obligation of Faith and Non-Competition. The Executive recognizes that due to the nature of his work, he has an increased obligation of good faith. More specifically:

(a) No publications, conferences, declarations, etc. having to do with the Company or the Affiliates or any other related companies shall be made by the Executive without the previous written permission of the Board unless in the ordinary course of business and in order to further the Company’s goals;

(b) The Executive shall handle with honesty and care all monetary sums, titles, checks, etc. that would come to his possession or administration in his capacity as an executive of the Company;

(c) The Executive must at all times behave in a manner that shall not offend the business image and fame of the Company or the Affiliates;

(d) The Executive shall inform the appropriate officers of the Company about any illegal act or irregularity that come to his actual knowledge;

(e) The Executive must abstain from any act that would create, or that could be interpreted to create, liens towards third parties to the detriment of the interests of the Company or the Affiliates; and

(f) The same obligations of the Executive apply towards the Affiliates as well as the Company, whether or not expressly stated herein.

16. Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to the Executive under this Agreement providing for payment of amounts on termination of employment unless the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A and the regulations thereunder or that are exempt from Section 409A under Treasury Regulation Section 1.409A-1(b)(9)(iii) shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following the Executive’s termination of employment (or upon the Executive’s death, if earlier), together with interest calculated from the fifth (5th) day following termination of employment until the date of payment, at an annual rate equal to the prime rate as reported in the Wall Street Journal from time to time, compounded annually.

17. Notices. Every notice, request, demand or other communication under this Agreement shall:

(a) be in writing delivered personally or sent by reputable overnight carrier, courier or fax, or be served through a process server;

(b) be deemed to have been received, subject as otherwise provided in this Agreement in the case of fax upon receipt of a successful transmission report (or – if sent after business hours – the following business day) and in the case of a letter when delivered personally or by a reputable overnight carrier or through courier or served at the address below; and

(c) be sent:

(i) If to the Company, to:

609 Fifth Avenue, Suite 1102

New York, NY 10017

Telephone: +1 646.649.3638

Facsimile: +1.646.429.9325

Email: gmcgrath@parakoutankers.com

(ii) If to the Executive, to the most recent address of Executive set forth in the personnel records of the Company,

or to such other person, address or telefax, as has been provided to the relevant party to the other party to this Agreement and such notification shall not become effective until notice of such change is actually received by the other party. Until the other party has received notice of such change, any notification to the above addresses and fax numbers are agreed to be validly effected for the purposes of this Agreement.

18. Amendments to this Agreement. No modification, alteration or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed on behalf of each of the parties, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement. The headings in this Agreement do not form part thereof and have been included for convenience only.

19. Rights under the Law. Nothing in this Agreement will deprive any party from having or exercising any of its rights under the law, unless they may be lawfully waived and have been waived by the terms of this Agreement.

20. Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which when executed shall be deemed to be an original and all of such counterparts together shall constitute but one and the same instrument.

21. Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for the Executive with respect to any payment provided to the Executive hereunder, and the Executive shall be responsible for any taxes imposed on the Executive with respect to any such payment.

22. Governing Law and Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of New York.

(b) The parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the State of New York in connection with any dispute which may arise out of or is related to this Agreement, and the Executive hereby: (i) submits to the personal jurisdiction of such courts; (ii) consents to service of process in connection with any action, suit or proceeding against the Executive; and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

23. Prevailing Party’s Litigation Expenses. In the event of litigation between the Company and the Executive related to this Agreement, the non-prevailing party shall reimburse the prevailing party for any costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by the prevailing party in connection therewith.

24. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. The Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

25. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

26. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.

[Signature Page Follows]

AS WITNESS the parties signed the present document the day and year first above written.

Parakou Tankers, Inc.

By
Name:
Title

Yang Jian Guo